EXHIBIT 11

                              MODERN CONTROLS, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                       Three Months Ended
                                           March 31,
                                   ------------------------
                                      1997          1996
                                   ----------    ----------
PRIMARY

Average shares outstanding          4,274,723     4,372,008

Net effect of dilutive stock
options - based on the
treasury stock method                  26,776        32,828
                                   ----------    ----------

Total                               4,301,499     4,404,836
                                   ==========    ==========



Net income                         $  960,257    $  700,247
                                   ==========    ==========


Primary per share amounts          $     0.22    $     0.16
                                   ==========    ==========



FULLY DILUTED

Average shares outstanding          4,274,723     4,372,008

Net effect of dilutive stock
options - based on the
treasury stock method                  26,776        32,828
                                   ----------    ----------

Total                               4,301,499     4,404,836
                                   ==========    ==========



Net income                         $  960,257    $  700,247
                                   ==========    ==========


Fully diluted per share amounts    $     0.22    $     0.16
                                   ==========    ==========